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                                    EXHIBIT A

                          AGREEMENT AS TO JOINT FILING

     Pursuant to Regulation Section 240.13d-1(f)(1)(iii), the undersigned acknowledge and agree that the attached Schedule 13D Amendment relating to Sheldahl, Inc. is being filed on behalf of each of the undersigned. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

/s/ Irwin L. Jacobs                     MARSHALL FINANCIAL GROUP, INC.
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Irwin L. Jacobs

                                        /s/ John A. Fischer
                                        -------------------------------------
/s/ Daniel T. Lindsay                   By:  John A. Fischer
-----------------------------           Its:  Executive Vice President
Daniel T. Lindsay

/s/ Dennis M. Mathisen
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Dennis M. Mathisen